UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2019

Tilray, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38594	82-4310622
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

1100 Maughan Road Nanaimo, BC, Canada		V9X IJ2
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (844) 845-7291

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 19, 2019, Tilray, Inc. (“Tilray”) entered into a definitive agreement (the “Arrangement Agreement”) to acquire, through a wholly owned subsidiary (“Tilray Subco”), all of the issued and outstanding securities of FHF Holdings Ltd. (“FHF”) for total consideration of up to C$419 million. The acquisition of FHF will occur pursuant to a plan of arrangement under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “Arrangement”).

Pursuant to the Arrangement, and subject to certain customary adjustments, Tilray will acquire all of the issued and outstanding securities of FHF in consideration for (a) the payment of C$150 million in cash to the holders of preferred shares of FHF and the holders of common shares of FHF (“Common Holders”) and the issuance of C$127.5 million of shares of class 2 Common Stock of Tilray (“Common Stock”) to the Common Holders on the closing date of the Arrangement (the “Closing Date Consideration”), (b) the payment of C$50 million in cash and the issuance of C$42.5 million in Common Stock to the Common Holders on the date that is six months after the closing date of the Arrangement (the “Deferred Consideration”) and (c) the issuance of up to C$49 million of Common Stock to the Common Holders, which amount will be reduced if FHF fails to attain certain levels of U.S. branded gross sales of edible or topical products containing broad spectrum hemp extracts or cannabidiols by FHF prior to December 31, 2019 (the “Milestone Consideration” and, together with the Closing Date Consideration and the Deferred Consideration, the “Consideration”). The cash portion of the Closing Date Consideration will be reduced by the amount of the net indebtedness of FHF on the closing date and a transaction expense amount of $5,000,000. If Tilray is restricted, delayed or prohibited from issuing any Common Stock in connection with the Arrangement, or if the Issue Price (as discussed below) of the Common Stock is less than $56.37, any amount of the Consideration payable in Common Stock may be paid in an equivalent amount of cash.

The issue price of the Common Stock payable in connection with Arrangement (the “Issue Price”) will be, at the relevant date, the greater of (i) the 15 day volume-weighted average price of the Common Stock on the Nasdaq for the 15 consecutive trading day period ending on the trading day immediately prior to such determination date and (ii) the lowest price permitted by the Nasdaq, in either case converted into Canadian dollars at the daily average exchange rate published by the Bank of Canada for the last day of such 15 consecutive day period. The relevant date for (i) the Common Stock issuable as Closing Date Consideration is the closing date of the Arrangement, (ii) the Common Stock issuable as Deferred Consideration is the date that is six months after the closing date of the Arrangement and (iii) the Milestone Consideration is the date the Milestone Consideration is finally determined.

At the effective time of the Arrangement: (i) all performance-based stock options of FHF will be cancelled; (ii) all in-the-money stock options of FHF remaining after such cancellation will fully vest and will be transferred to FHF in exchange for the issuance by FHF of an amount of common shares of FHF equal to the number of common shares of FHF subject to such stock options less the number of common shares of FHF (valued at C$131.96 per common share) equal to the aggregate exercise price of such options, which common shares of FHF will be exchanged pursuant to the Arrangement for the Consideration payable to the holder thereof as a shareholder of FHF; and (iii) all remaining stock options of FHF will be cancelled.

The Arrangement has been approved by the shareholders of FHF by a unanimous consent resolution, with the completion of the Arrangement being subject to customary conditions precedent, including the approval of the Arrangement by the British Columbia Supreme Court. Pursuant to the Arrangement Agreement, the shareholders of FHF (severally and not jointly), FHF, Tilray Subco and Tilray each gave customary representations and warranties for a transaction of the nature of the Arrangement. Unless otherwise agreed to by FHF and Tilray, provided that the Nasdaq has completed its review of the Arrangement, the closing of the Arrangement must occur on or before April 30, 2019.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in (or incorporated by reference into) Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02. Tilray anticipates that the securities to be issued to the security holders of FHF in the Arrangement will be issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 3(a)(10) of the Securities Act.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

2.1*	Arrangement Agreement among 1197879 B.C. LTD. and FHF Holdings LTD. and Tilray, Inc. and the Shareholder Representative and Each Other Shareholder Bound by this Agreement dated February 19, 2019

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulations S-K. The registrant will furnish copies of any such schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tilray, Inc.

Dated: February 25, 2019
	By:	/s/ Brendan Kennedy
Brendan Kennedy
Chief Executive Officer